Exhibit 15(a)(1)(iii)

WACHOVIA SECURITIES

CERTIFICATION OF WACHOVIA BANK, NATIONAL ASSOCIATION

First Union Commercial Mortgage Securities, Inc.,

Commercial Mortgage Pass-Through Certificates

Series 1997-C1 (the “Trust”)

I, Alan Kronovet, a Managing Director of Wachovia Bank, National Association (formerly First Union National Bank), as master servicer (the “Master Servicer”) under the Pooling and Servicing Agreement dated as of May 1, 1997, relating to the Trust (the “Pooling and Servicing Agreement”), certify to Wachovia Commercial Mortgage Securities, Inc. and State Street Bank and Trust Company, as trustee (the “Trustee”) under the Pooling and Servicing Agreement, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that, with respect to the period (the “Reporting Period”) from January 1, 2004 through December 31, 2004:

1.                                       Based on my knowledge and assuming, with respect to any Specially Serviced Mortgage Loan or REO Loan, that the servicing information required to be provided by the Special Servicer to the Master Servicer under the Pooling and Servicing Agreement with respect to the Reporting Period has been provided to the Master Servicer, the servicing information required to be provided to the Trustee under the Pooling and Servicing Agreement with respect to the Reporting Period has been provided to the Trustee;

2.                                       I am responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement during the Reporting Period and based upon the review required under Section 3.13 of the Pooling and Servicing Agreement, and except as disclosed in the officer’s certificate delivered to the Trustee pursuant to Section 3.13 of the Pooling and Servicing Agreement, to the best of my knowledge, based on such review, the Master Servicer has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement in the year to which such review applies; and

3.                                       I have disclosed to the Master Servicer’s certified public accountants all significant deficiencies of which I have knowledge relating to the Master Servicer’s compliance during the Reporting Period with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Pooling and Servicing Agreement.

In giving the certification above, I have reasonably relied on information provided to me by the following unaffiliated parties: Arbor National Commercial Mortgage, LLC, CWCapital, LLC, GMAC Commercial Mortgage Corporation, Prudential Asset Resources, Inc. and NorthMarq Capital, Inc.  The Master Servicer has not received a backup certification from the following applicable subservicers: Arbor National Commercial Mortgage, LLC, CWCapital, LLC, GMAC Commercial Mortgage Corporation, Prudential Asset Resources, Inc. and NorthMarq Capital, Inc. (each, a “Subject Sub-Servicer”). Notwithstanding the certifications contained herein, the undersigned shall not be responsible or liable for any inaccuracy in the certifications contained herein to the extent that such inaccuracies are caused by any Subject Sub-Servicer’s noncompliance with its obligations under its subservicing agreement.

Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Pooling and Servicing Agreement.

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Date: March 14, 2005

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Alan Kronovet
	Name:	Alan Kronovet
	Title:	Managing Director